Exhibit 10.88

PURCHASE AND SALE AGREEMENT

LOFTS AT THE HIGHLANDS APARTMENTS

BETWEEN

HIGHLANDS LOFTS, LLC

AS SELLER

AND

KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC

AS PURCHASER

October 16, 2013

TERM SHEET

PURCHASER:	KBS-Legacy Apartment Community REIT Venture, LLC

PURCHASER NOTICE ADDRESS:	c/o Legacy Partners Residential, Inc. Attention: Kerry Nicholson 7525 SE 24th Street, Suite 180 Mercer Island, WA 98040 Phone: (206) 275-4060 Fax: (206) 275-4059 E-Mail: knicholson@legacypartners.com

With a copy to

c/o Legacy Partners Residential, Inc.

4000 East Third Avenue, Sixth Floor

Foster City, CA 94404

Attention: W. Dean Henry/Guy K. Hays

Phone: (650) 571-2250

Fax: (650) 571-2253

E-Mail: dhenry@legacypartners.com /

hays@legacypartners.com

With a copy to:	Schultz & Wright, LLP 545 Middlefield Road, Suite 160 Menlo Park, CA 94025 Attention: Anne Keeler Wright, Esq. Phone: (650) 462-0900 Fax: (650) 462-0998 E-Mail: wright@swllp.com

SELLER:	Highlands Lofts, LLC

SELLER NOTICE ADDRESS:	c/o Balke Brown Transwestern 1001 Highlands Plaza Drive West Suite 150 St. Louis, Missouri 63110 Attention: Steven A. Brown Phone: (314) 621-1414 Fax: (314) 802-0802 E-Mail: sbrown@balkebrown.com

With a copy to:	Paster, West & Kraner, p.c. 138 N. Meramec Avenue Clayton, Missouri 63105 Attention: Robert T. West, Esq. Phone: (314) 721-7083 Fax: (314) 721-2951 E-mail: rtw@pwklaw.com

TITLE AND ESCROW COMPANY:	FIDELITY INSURANCE COMPANY

TITLE AND ESCROW NOTICE ADDRESS:	Fidelity National Title Company 600 University Street, Suite 1518 Seattle, WA 98101 Attention: Kim Azure Telephone: (206) 628-2833 Facsimile: (877) 295-8019 Email: kim.azure@fnf.com

PROPERTY:	Lofts at the Highlands 1031 Highlands Plaza Drive W St. Louis, MO

PURCHASE PRICE:	See Section 2.13

EFFECTIVE DATE:	The latest date of execution by Purchaser and Seller as reflected on the Signature Page

CLOSING DATE:	See Section 2.3

INSPECTION EXPIRATION DATE:	30 Days after the Effective Date

EXHIBITS:

Exhibit 1.1.1	Legal Description
Exhibit 1.1.3	Inventory of Personal Property
Exhibit 1.1.5	Schedule of Leases
Exhibit 1.1.6	Schedule of Contracts and Agreements
Exhibit 3.1.10	Due Diligence Materials
Exhibit 3.7.1	List of Loan Documents
Exhibit 4.1.3	Qualified Tenant Criteria
Exhibit 5.1.3	Pending Litigation
Exhibit 9.2.1	Form of Grant Deed
Exhibit 9.2.2	Form of Bill of Sale
Exhibit 9.2.3	Form of Assignment and Assumption of Leases
Exhibit 9.2.4	Form of Assignment and Assumption of Contracts
Exhibit 9.2.6	Form of FIRPTA Affidavit
Exhibit 9.2.7	Form of Tenant Notice Letter

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of the last day of execution of this Agreement by Purchaser and Seller as indicated on the signature page hereto (the “Effective Date”), is made by and between Highlands Lofts, LLC, a Missouri limited liability company (“Seller”), and KBS-Legacy Apartment Community REIT Venture, LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as the Lofts at the Highlands Apartments located at 1031 Highlands Plaza Drive W., St. Louis, MO, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	THE PROPERTY.

1.1	Description.

Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

1.1.1    Certain land (the “Land”) located in the City of St. Louis, Missouri, and more specifically described in Exhibit 1.1.1 attached hereto together with any interest of Seller in and to roadways adjacent to the Land;

1.1.2    The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.3    All furniture, personal property, machinery, apparatus, materials (including, but not limited to, all marketing materials for the apartment project located on the Land), appliances and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”), including that which is described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business;

1.1.4    All easements, hereditaments, rights of way, appurtenances, oil, gas and mineral rights, water and riparian rights, airspace rights and development rights belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5    The leases or occupancy agreements, including those in effect on the date of this Agreement which are identified on the Schedule of Leases attached hereto as

Exhibit 1.1.5 (the “Schedule of Leases”), and any new leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements (the “Leases”), and all refundable security deposits (including refundable pet deposits, but not including non-refundable pet fees) made under the Leases which, as of the Closing, have not been either (i) returned to the tenant in accordance with the terms of any such Lease, or (ii) forfeited by the tenant under the terms of any such Lease;

1.1.6    Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property to the extent described in Exhibit 1.1.6 attached hereto, the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined);

1.1.7    Any trademarks, copyrights and/or licenses associated with the Property and the right of Seller to use the name “Lofts at the Highlands”; and

1.1.8    All rights of Seller to the website www.highlandslofts.com and the contents thereof, rights to security deposit bonds or insurance (e.g. Sure Deposit), historic leasing and/or management data for years 2011, 2012 and 2013 year-to-date, plans and specifications, drawings, surveys, claims relating to the construction of the Property, warranties, guaranties, permits and licenses relating solely to the Property (to the extent the same are assignable), together with the telephone number (314) 647-7100 and other items of intangible personal property relating solely to the Property (collectively, the “Intangible Property”).

1.2	“As-Is” Purchase.

Subject to the express representations and warranties of Seller set forth in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, member, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Effective as of the Closing Date, Purchaser waives its right to recover from, and forever releases and discharges Seller, Seller’s affiliates, Seller’s investment advisor and manager, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors and personal representatives (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), except and to the extent a Claim arises by reason of a breach by Seller of any representation or warranty of Seller expressly set forth in this Agreement or in the documents executed and delivered by Seller in accordance with this Agreement. Without limiting the foregoing, Purchaser, upon closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property, except and to the extent a Claim arises by reason of a breach by Seller of any representation or warranty of Seller expressly set forth in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement. As part of the provisions of this Section 1.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations, except to the extent otherwise expressly provided in this Agreement.

Notwithstanding anything to the contrary contained in this Section 1.2, the foregoing release and waiver shall not apply to:

(a)    any claims arising from any of the agreements or covenants of Seller in this Agreement or in any agreement delivered by Seller to Purchaser at Closing in accordance with the terms of this Agreement, or

(b)    the right of Purchaser to join Seller in an action brought by a third party against Purchaser as a result of third party claims asserted against Purchaser with respect to actions or occurrences arising under contracts to which Seller is a party and alleging acts or omissions of Seller during the period of Seller’s ownership of the Property or under tort actions for actions and occurrences during the period of Seller’s ownership of the Property, or

(c)    any claims arising from Seller’s fraud or intentional misrepresentation.

1.3        Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Grant Deed and title to the Personal Property, by Special Warranty Bill of Sale, without warranty as to the condition of such Personal Property.

2.	PRICE AND PAYMENT.

2.1	Purchase Price.

In the event Seller has entered into a binding lease agreement with Stress Free Corporate Housing for 30 units which has a total contract value of $773,920 for the lease period of November 1, 2013 to December 31, 2014 (the “Corporate Housing Lease”) on or prior to the date which is five (5) business days prior to the Closing Date (as defined below), the purchase price for the Property (the “Purchase Price”) will be FORTY-THREE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($43,150,000); if Seller has not entered into a binding Corporate Housing Lease on or prior to the date which is five (5) business days prior to the Closing Date, the Purchase Price will be FORTY-TWO MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($42,850,000).

2.2	Payment.

Payment of the Purchase Price is to be made as follows:

2.2.1    Within three (3) business days after the Effective Date, Purchaser shall deliver an Earnest Money Promissory Note in the form attached hereto as Exhibit 2.2.1 (the “Earnest Money Note”) in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) to Fidelity National Title Company, 600 University Street, Suite 1518, Seattle, WA 98101, Attention: Kim Azure (“Escrow Agent”) to be held in escrow subject to the terms of this Agreement. On or prior to the Inspection Expiration Date (as defined below), in the event Purchaser has not elected to terminate this Agreement, Purchaser shall deliver immediately available funds in the amount of SEVEN HUNDRED FIFTY THOUSAND DOLLARS (the “Earnest Money Deposit”) to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and thereby cancelling the Earnest Money Note. In the event Purchaser fails to timely deliver the Earnest Money Deposit, this Agreement shall immediately terminate, Escrow Agent shall mark the Earnest Money Note “Cancelled” and return it promptly to Purchaser. If elected by Purchaser, the Earnest Money Deposit shall be held in an interest-bearing account at an insured institution acceptable to Purchaser. The Earnest Money Deposit shall be applied to the Purchase Price at Closing.

2.2.2    If this Agreement is terminated on or prior to the expiration of the Due Diligence Period, the Earnest Money Note shall be marked “Cancelled” and returned to Purchaser by Escrow Agent.

2.2.3    The Purchase Price, reduced by the outstanding principal amount of the Loan (as defined below) assumed by Purchaser and the Earnest Money Deposit, shall be deposited in cash into escrow with Escrow Agent on or prior to the Closing Date (as hereinafter defined) to be disbursed to Seller on the Closing Date subject to prorations and adjustments as provided herein and any withholding required by State or Federal taxation law. The “Loan” is that certain loan in the original principal amount of $32,539,400.00 by Gershman Investment Corp. (“Lender”), to Seller, which Loan is secured by a Deed of Trust against the Property, with the Deed of Trust Note for the Loan endorsed for insurance under the provisions of Section 221(d)(4) of the National Housing Act and the Regulations thereunder by the Secretary of Housing and Urban Development (“HUD”).

2.3        Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the consummation of the purchase and sale of the Property as described in this Agreement (the “Closing”) shall be held on a mutually acceptable date (the “Closing Date”) that is not later than the earlier of (a) five (5) business days after receipt of the Lender’s Approval (as defined below) or (b) the date which is 180 days after the Effective Date (such earlier date being the “Closing Deadline”). Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent pursuant to escrow instructions consistent with this Agreement to immediately record, if appropriate, and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3.	INSPECTIONS AND APPROVALS.

3.1	Inspections.

3.1.1    Commencing on the Effective Date and continuing through the Closing Date or earlier termination of this Agreement, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents, lenders, consultants, contractors, attorneys and representatives (“Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records maintained for Seller by Seller’s property management company (the “Manager”). Such access shall be solely for the purposes of (i) reviewing Leases and contracts and any records relating thereto; (ii) reviewing records relating to operating income and expenses; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property. Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property, without first obtaining Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed, as to the timing and scope of work to be performed.

3.1.2    Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser shall carry not less than One Million and no/100 Dollars ($1,000,000.00) comprehensive general liability insurance per occurrence with $200,000,000 of Umbrella Excess Liability coverage, insuring all activity and conduct of Purchaser and Purchaser’s Agents while exercising such right of access and naming Seller as additional insureds. Purchaser represents and warrants that it carries not less than One Million and no/100 Dollars ($1,000,000.00) commercial general liability insurance per occurrence with $200,000,000 of Umbrella Excess Liability coverage, with contractual liability endorsement, which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.

3.1.3    Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their best efforts not to unreasonably interfere with the activity of tenants or any persons occupying or providing service at the Property. Purchaser shall, at least one (1) business day prior to inspection, give Seller written notice of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection.

3.1.4    Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that prior to the Closing (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights, and (b) all information (the “Property Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except (i) any Purchaser’s Agents and any “Affiliate” (as defined below) of Purchaser and then only to the extent necessary to complete the transaction contemplated herein, and (ii) for such disclosure as may be required to comply with applicable law. Purchaser agrees that it shall instruct (and will be responsible for the compliance of) each of Purchaser’s Agents and Affiliates to maintain the confidentiality of such information the same as Purchaser pursuant to this Section 3.1.4 and at the request of Seller to promptly inform Seller of the identify of each such agent or Affiliate. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive the termination of this Agreement. Further notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any Form S-11 Registration Filing) with governmental agencies (including the Securities and Exchange Commission (the “SEC”)) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in Purchaser or in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

3.1.5    Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser to the same condition as existed at the time of Purchaser’s inspection. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6    Except as specifically set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience, and, except as expressly provided in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

3.1.7    Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to indemnify, defend, and hold Seller, free and harmless from any loss, injury, damage, claim, lien, cost or expense, including attorneys’ fees and costs, arising out of a breach of the foregoing agreements by Purchaser in connection with the inspection of the Property, or otherwise from the exercise by Purchaser or Purchaser’s agents of the right of access under this Section 3.1 (collectively, “Purchaser’s Indemnity Obligations”), provided, however, that Purchaser’s Indemnity Obligations shall not apply to any loss, injury, damage, claim, lien, cost or expense arising out of or relating to the mere discovery of existing conditions on the Property or any acts of Seller. This Section 3.1.7 shall survive Closing or the termination of this Agreement.

3.1.8    Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within ten (10) days after receipt of written notice thereof from Seller, but in no event later than the date of Closing (however, Purchaser shall be entitled to elect to close subject to such lien), by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond in amount and form required by applicable law to remove the lien from the Property or providing Seller with other security reasonably acceptable to Seller which under applicable law removes the lien from the Property.

3.1.9    Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, which may be made available by Seller to Purchaser, may be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that, except as expressly provided in this Agreement, Seller makes no representation or warranty as to the accuracy or completeness thereof. Notwithstanding the foregoing terms of this Section 3.1.9, Seller shall, within three (3) business days from the Effective Date deliver the following to Purchaser: (i) operating statements of the Property for the years 2011 and 2012 fiscal years and the latest available for the 2013 fiscal year (collectively, the “Operating Statements”), and (ii) a current rent roll for the Property, including a list of security and other deposits and a delinquency schedule (the “Rent

Roll”). Seller further shall cause its property manager (the “Manager”) to certify to Purchaser at the time of the delivery of such items, in Manager’s individual capacity and not as agent for or otherwise on behalf of Seller or any partner of Seller, that (a) the Operating Statements and Rent Roll have been prepared in the ordinary course of business by Manager, (b) the Operating Statements and Rent Roll have been relied upon by Manager in its management and operation of the Property, and (c) Manager has no reason to believe that either the Operating Statements or the Rent Roll are incorrect. The Operating Statements and Rent Roll and such certification shall be updated by Manager to Purchaser at Closing. In addition, Seller shall also certify, to the best of Seller’s knowledge, that the Rent Roll and Operating Statements are true, correct and complete in all material respects.

3.1.10  Within three (3) business days following the Effective Date, Seller shall deliver to Purchaser, or make available to Purchaser for review at the offices of Seller’s property manager located at 1001 Highlands Plaza Drive West, Suite 150, St. Louis, Missouri 63110, those items listed on Exhibit 3.1.10 attached hereto that are in Seller’s possession or control. Purchaser has informed Seller that Purchaser is required by law to complete, with respect to certain matters relating to the Property, an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection therewith, on or prior to the date which is three (3) business days following the Effective Date, Seller shall, in addition to the due diligence items listed on Exhibit 3.1.10, provide to Purchaser in written form, answers to the questions relating to the Property which are set forth on Exhibit 3.1.10, to the extent such information is in existence and in Seller’s possession. Seller further agrees that Seller shall make Manager available to Purchaser for interviews regarding the Property. Seller shall deliver to Purchaser as such become available, the weekly Occupancy / Leasing Reports regarding the Property and the monthly Activity Reports regarding Property, each in the form prepared by Manager in the ordinary course of business.

3.1.11  Seller agrees, at no cost to Seller, to deliver the following to Purchaser within forty-five (45) days after Closing in connection with Purchaser’s 3-14 Audit to the extent not previously provided to Purchaser: i) detailed income statement for the Property for 2013 from January 1, 2013 through the Closing Date, ii) trial balance for 2013 from January 1, 2013 through the Closing Date, and iii) general ledger for 2013 from January 1, 2013 through the Closing Date, provided that in no event shall Seller be obligated to provide audited financial statements. The provisions of this Section 3.1.11 shall survive the Closing and not be merged therein.

3.2	Title and Survey.

Purchaser shall obtain a current Title Commitment covering the Property together with legible copies of all documents affecting title referenced therein (collectively, the “Title Commitment”) issued by Fidelity National Company (the “Title Insurer”). Additionally, Seller shall not later than the date which is five (5) days after the Effective Date provide Purchaser with a copy of the most recent pro forma Owner’s Policy of Title Insurance and the most current survey of the Land in Seller’s possession (the “Survey”). Purchaser shall have the right, at its sole expense, to obtain for its own purposes an update to the Survey (the “Updated Survey”). Purchaser shall have until the date which is ten (10) days prior to the Inspection

Expiration Date (the “Title Notice Date”) within which to review title to the Property and provide written notice to Seller (the “Title Objection Notice”) of any matters shown by the Title Commitment, Survey or Updated Survey which are not satisfactory to Purchaser (herein collectively called the “Title Objections”). Seller then shall have a period of five (5) days following Seller’s receipt of the Title Objection Notice (the “Cure Notice Date”), to notify Purchaser if it will cure or attempt to cure Purchaser’s Title Objections. Seller shall not be required to attempt to cure any Title Objections or to incur any expenses in connection therewith except as provided herein-below with respect to “Must Cure Items”. In the event Seller notifies Purchaser that Seller will cure or attempt to cure any Title Objections, Seller shall be obligated to cure such matters on or prior to the Closing Date. Seller’s failure to notify Purchaser of Seller’s election to cure any Title Objections on or prior to the Cure Notice Date shall be deemed Seller’s notice to Purchaser that Seller is unwilling to cure such matters. Purchaser’s sole right with respect to any Title Objection which Seller is unwilling to cure shall be to elect, within five (5) days following the Cure Notice Date (the “Purchaser Response Date”), to terminate this Agreement and to receive a refund of the Earnest Money Deposit (if previously delivered by Purchaser) by providing written notice of such termination to Seller and Title Company not later than the Purchaser Response Date; failing which, Purchaser shall be deemed to have waived any Title Objections which Seller declined or is deemed to have declined to cure and elected to proceed to Closing. All matters shown on the Title Commitment and/or the Survey with respect to which Purchaser fails to make a Title Objection, or with respect to which a Title Objection is made but later waived or deemed waived by Purchaser, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof. Notwithstanding the foregoing provisions of this Section 3.2, in the event any mortgage lien, mechanic’s lien or judgment lien affecting the Property appears of record on the Closing Date, Seller agrees to release such liens at Closing or, as to mechanic’s liens or judgment liens, take such other curative action as may enable the Title Company to insure over or otherwise remove such liens from the Title Policy (as defined below), if such liens a) are monetary in nature, b) are of an ascertainable amount, c) are not related to the Loan, and d) do not arise out of the acts or omissions of Purchaser, its agents, employees, contractors and/or subcontractors (“Must Cure Items”).

3.3	Contracts.

Subject to the terms hereof, Purchaser shall notify Seller in writing on or prior to the Inspection Expiration Date of the service, maintenance, supply or other contracts relating to the operation of the Property which are identified on Exhibit 1.1.6 attached hereto (the “Service Contracts”) which it elects to assume in connection with its purchase of the Property; provided, however, that Purchaser shall be deemed to have elected to assume (a) that certain Non-Exclusive Installation and Service Agreement dated April 1, 2010, between Seller and Charter Communications Entertainment I, LLC; (b) that certain AT&T Connected Communities MDU U-Verse Access Contract lastly dated April 5, 2012, between Seller and AT&T Services, Inc. and (c) any other Service Contract which has a termination date after the Closing Date and which cannot be terminated by Seller on thirty (30) days prior notice without the payment of a fee (unless Purchaser agrees to pay such fee). Notwithstanding the foregoing, Purchaser will not assume Seller’s existing property management agreement which will be terminated without cost to Purchaser at the Closing. On or prior to the Closing, Seller shall terminate, or deliver written notice terminating, all Service Contracts which Purchaser has elected not to assume and which Purchaser has not been deemed to have elected to assume hereunder.

3.4	Permitted Encumbrances.

Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1    All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2    All recorded contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Section 3.3 hereof;

3.4.3    The lien of non-delinquent real and personal property taxes and assessments;

3.4.4    Rights of tenants in possession, as tenants only, as reflected in the list of leases delivered by Seller at Closing, with no rights to purchase all or portions of the Property; and

3.4.5    Liens and encumbrances related to the Loan.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5	Purchaser’s Approval Right.

Purchaser shall notify Seller in writing, at its sole discretion, of its approval or disapproval of the Property (the “Inspection Notice”) on or prior to the date which is twenty-one (21) days after the Effective Date (the “Inspection Expiration Date”). If Purchaser’s Inspection Notice is timely delivered and unconditionally indicates Purchaser’s approval of the Property, then the transaction contemplated by this Agreement shall proceed in accordance with the terms hereof. If Purchaser fails to timely deliver the Inspection Notice, or if Purchaser’s Inspection Notice does not unconditionally indicate Purchaser’s approval of the Property, the Escrow Agent shall mark the Earnest Money Note “Cancelled” and return it to Purchaser without further instruction from Seller, this Agreement shall immediately terminate, and the rights and obligations of the parties hereunder, other than as are expressly set forth in this Agreement to survive such termination, shall terminate.

3.6	Delivery of Title Policy at Closing.

As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing an ALTA Extended Coverage Owner’s Policy of Title Insurance (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Grant Deed, in the amount of the Purchase Price, insuring Purchaser as the owner of the Property, subject only to the Permitted Encumbrances. The Title Policy may be delivered after the Closing if at the Closing the Title Company is irrevocably committed to issue the Title Policy in the form requested by Purchaser promptly following the Closing. Purchaser may in its discretion request additional title insurance coverage and endorsements at Purchaser’s sole cost. Seller shall execute at Closing an owner’s affidavit in favor of the Title Company in a form reasonably acceptable to Seller and sufficient to enable the Title Company to delete any exception to the Title Policy for mechanic’s liens, parties in possession or gap coverage.

3.7  Loan Assumption.

3.7.1  On or prior to the date which is three (3) business days after the Effective Date, Seller shall deliver copies of the Loan Documents (as hereinafter defined) to Purchaser. “Loan Documents” shall mean collectively the documents listed on Exhibit 3.7.1 attached hereto.

3.7.2    Within twelve (12) days after the Effective Date, Purchaser shall make application to the appropriate parties in accordance with the Loan Documents for approval of Purchaser’s assumption of the Loan, for the release of Seller and all guarantors from any liability under the Loan accruing from and after Closing and for HUD’s approval of Purchaser’s acquisition of the Property in accordance with the Loan Documents (collectively, the “Lender’s Approval”), Purchaser shall provide Seller with a complete copy of such application prior to or concurrent with its filing. At all times thereafter, Purchaser shall promptly provide to Seller copies of all material communications to and from HUD and/or Lender relating to the application for Lender’s Approval and Seller shall have the right to communicate directly with HUD and Lender regarding Purchaser’s application and the status of any Lender response. Purchaser shall pursue Lender’s Approval with due diligence and shall make all reasonable efforts to provide Lender and HUD with any information reasonably requested in order to obtain the Lender’s Approval. Purchaser shall immediately deliver written notice to Seller upon Purchaser’s receipt of the Lender’s Approval. The date on which Purchaser receives written evidence of the Lender’s Approval shall be defined herein as the “Lender’s Inspection Expiration Date”. In the event Purchaser does not receive the Lender’s Approval on or before the Closing Deadline, Purchaser may elect to terminate this Agreement by delivering written notice of such election to Seller and in such event Escrow Agent shall return the Earnest Money Deposit to Purchaser without further instruction from Seller, and the rights and liabilities of the parties hereunder shall cease other than the “Surviving Obligations” (as defined in Section 10.1).

3.7.3    If the Lender’s Approval is obtained and Closing occurs, Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all losses, causes of action, judgments and damages arising out of a Seller default (notice of which is given by Lender) under the Loan which default occurs prior to Closing (the “Seller Loan Indemnity”). Notwithstanding the foregoing sentence, if the Seller default under the Loan relates to an underfunding of (i) reserves required to be deposited with Lender under the Loan, or (ii) cash or bank accounts required by the Lender to be maintained by the borrower of the Loan, Seller shall have no obligation to indemnify or hold harmless Purchaser for such underfunded amount. So long as Purchaser timely remits the underfunded amount described in the preceding sentence, the preceding sentence shall not relieve Seller of the obligation to indemnify for any other defaults arising out of such underfunded amount (excluding payments of principal and non-default interest on the Loan). Any claim by Purchaser pursuant to the Seller Loan Indemnity must be brought within two (2) years after the Closing Date (the “Loan Indemnity Period”). Any claims not instituted by Purchaser prior to the expiration of the Loan Indemnity Period shall be forever barred. The provisions of this Section 3.7.3 shall survive the Closing of this Agreement.

4.	SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING.

4.1        During the period from the Effective Date until the earlier of (a) the Closing or (b) the termination of this Agreement, Seller shall, in addition to the covenants set forth elsewhere in this Agreement:

4.1.1    Maintain existing insurance coverage for the Property;

4.1.2    Not permit or suffer to exist any new encumbrance, charge or lien to be placed or claimed upon the Property unless such encumbrance, charge or lien has been approved in writing by Purchaser, or unless such encumbrance, charge or lien shall be removed by Seller prior to the Closing;

4.1.3    Continue to lease vacant apartments and renew leases which expire to “Qualified Tenants” and based on Seller’s current practices. “Qualified Tenants” shall mean tenants who meet the criteria set forth on Exhibit 4.1.3 attached hereto. All leases entered into or renewed after the date of this Agreement shall be in the form of Seller’s standard tenant lease delivered to Purchaser as part of the Property Materials and shall have comparable rental rates as charged by Seller for similar units on the Property on the Effective Date provided that Seller may offer up to one (1) month’s free rent as a concession for new or renewing leases so long as such free month is the first month of such new lease or renewal term. Seller shall require any new tenants to pay a security deposit comparable to the security deposits being required with respect to current Leases as of the Effective Date, Purchaser acknowledging that Seller’s current practice includes offering waived or reduced security deposits based upon the quality of a tenant’s credit. Seller shall not enter into any new Leases exceeding thirteen months without the prior written consent of Purchaser, which consent shall not be unreasonably withheld;

4.1.4    Not without Purchaser’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any new contracts affecting the Property which will survive Closing (or amend any Service Contracts in any material manner);

4.1.5    Operate and maintain the Property in accordance with Seller’s current, normal business practices such that the Property shall be in substantially the same condition on the Closing Date as on the Inspection Expiration Date, ordinary wear and tear, casualty and condemnation excepted. Seller shall not make any material change in its normal and customary billing practices. Seller shall not in any event apply any security deposits against rent delinquencies or other Lease defaults without the prior written consent of Purchaser (other than for tenants who have moved out or against whom Seller is prosecuting litigation, for whom Purchaser’s consent is not required);

4.1.6    Not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (except in the ordinary course of business) or initiate, consent to approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property other than such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part of the Property without Purchaser’s prior written consent which may be withheld in Purchaser’s sole discretion;

4.1.7    Not remove any items of Personal Property owned by Seller and located at or used in connection with the Property from the Property unless such items are replaced with items of equal or greater value or in the event such items are consumable in nature and are actually consumed in the normal course of business;

4.1.8    Intentionally Omitted;

4.1.9    Comply with all existing permits, licenses and approvals required by all applicable environmental laws for the use and occupancy of, and all operations activities on, the Property, and keep all such permits, licenses and approvals in full force and effect;

4.1.10  Make vacant units ready for occupancy in a manner consistent with Seller’s normal operating practices for the Property (each being a “Rent Ready Unit”);

4.1.11  Not default under the Loan.

4.2	Notices.

Seller agrees to promptly provide Purchaser with copies of any written notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any matter that, if not disclosed to Purchaser, would cause any of the representations and warranties of Seller in Section 5.1 herein to be untrue.

4.3	Termination of Employees.

Effective as of the Closing Date, Seller shall terminate or cause the Manager to terminate or reassign all employees who work at the Property. Seller shall be responsible for payment of all salaries, bonuses, other compensation and accrued benefits due to such employees and all employment taxes and other similar amounts due in respect of such employees. In the event any employee leases or occupies any unit in the Property free or at a below market rental, such employee lease, at Seller’s option, either shall be (i) modified to a market rental at Closing (with the term of any such modified lease to be on a month-to-month basis), or (ii) terminated effective as of the Closing Date, and if terminated Seller shall cause such unit to be vacated by the Closing Date.

5.	REPRESENTATIONS AND WARRANTIES.

5.1	By Seller.

Seller represents and warrants to Purchaser as follows and each of the representations and warranties of Seller contained in this Section 5.1 shall be deemed remade by Seller as of the Closing:

5.1.1    Seller is a limited liability company duly organized and validly existing under the laws of the State of Missouri, is authorized to do business in the State of Missouri, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any of Seller’s organizational documents;

5.1.2    Performance of this Agreement by Seller will not (i) result in any breach of, or constitute any default under any material agreement to which Seller is a party, or (ii) result in the imposition of any lien or encumbrance upon the Property;

5.1.3    Except as described on Exhibit 5.1.3 and landlord tenant litigation in which Landlord is the plaintiff, there is no existing or pending litigation with respect to the Property or that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby, and no actions, suits, proceedings or claims have been filed or asserted, or to the best of Seller’s knowledge, threatened, which could have a material adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby;

5.1.4    To the best of Seller’s knowledge, Seller has not received any written notice of violation of any governmental requirements (including environmental laws) on the Property, which has not been remedied;

5.1.5    To the best of Seller’s knowledge, Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property;

5.1.6    The list of Service Contracts set forth on Exhibit 3.3 hereto is true, correct and complete in all material respects as of the date hereof, and the copies of the Service Contracts to be delivered by Seller to Purchaser hereunder also shall be true, correct and complete in all material respects. To the best of Seller’s knowledge, Seller has received no written notice that it is in default under any of the Service Contracts;

5.1.7    Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”);

5.1.8    To the best of Seller’s knowledge, except for those tenants in possession of the Land or Improvements under written leases for space in the Land or Improvements, as shown in the schedule of Leases attached hereto as Exhibit 1.1.5, and except as may be otherwise reflected on the Title Commitment, there are no parties in possession of, or claiming any possession to, any portion of the Land or Improvements.

To the best of Seller’s knowledge, Seller has received no written notice that it is in default under any of such leases;

5.1.9    None of the Leases contains a purchase option or right of first refusal granting the tenant thereunder the right to purchase all or any portion of the Property;

5.1.10  To the best of Seller’s knowledge, all books and records relating to the operating income and expenses of the Property furnished or made available to Purchaser by Seller (including, without limitation, the Rent Roll and Operating Statements) are true, correct and complete in all material respects;

5.1.11  Neither Seller nor to the best of Seller’s knowledge or any of its partners or members, officers, directors or, to the best of Seller’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or existing order relating thereto, or (ii) in contravention of executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Seller nor to the best of Seller’s knowledge any of its partners or members nor, to the best of Seller’s knowledge, any brokers or other agents of same, (a) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (b) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Seller’s knowledge neither Seller nor any of its affiliates have engaged in any dealings or transactions with any such person;

5.1.12  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller; and

5.1.13  The documents and agreements listed on Exhibit 3.7.1 hereto are all of the documents related to the Loan which evidence Loan obligations which will encumber Purchaser or the Property on and after the Closing; Seller is not in default of its obligations to pay interest and principal on the promissory note which is one of the Loan

Documents and to Seller’s actual knowledge, no default exists or is claimed to exist on the part of Seller under any of the Loan Documents.

For the purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual conscious knowledge only, and not any implied, imputed or constructive knowledge, without independent investigation having been made or any implied duty to investigate of Steve A. Brown, Manager of Seller after inquiry of Seller’s chief financial officer and Seller’s property manager. Such individual shall have no personal liability hereunder.

The representations and warranties of Seller are made as of the Effective Date (but Seller makes no representation that there will not be a change in any of the matters referred to therein between the date hereof and the date of Closing). In the event Purchaser discovers that any representation or warranty of Seller is not true or correct in any material respect (hereinafter collectively referred to as a “Breach”) and such Breach is discovered before Closing, Purchaser, as Purchaser’s sole and exclusive remedy, shall be entitled to terminate this Agreement by written notice delivered to Seller prior to Closing (unless Seller agrees in Seller’s sole discretion to cure such Breach and/or indemnify Purchaser for all losses and expenses pertaining to such Breach), to receive a refund of the Earnest Money and Seller shall reimburse Purchaser for its out of pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, failing which Purchaser shall be deemed to have waived such Breach and any corresponding right to terminate this Agreement pursuant to this Section and elected to purchase the Property in accordance with the provisions of this Agreement. In the event Purchaser first discovers a Breach after the Closing, Purchaser shall notify Seller in writing of such Breach and Seller shall have a period of thirty (30) days after Seller’s receipt of such notice to cure the Breach before Purchaser shall be entitled to exercise any remedies for such Breach. Seller shall promptly notify Purchaser upon Seller’s receipt of information or knowledge that would render a representation or warranty of Seller contained herein to be untrue. Notwithstanding any provision contained herein to the contrary: (a) Seller shall have no liability for a Breach caused by a change of facts or circumstances beyond Seller’ control provided that Seller notifies Purchaser within a reasonable time frame after Seller obtains knowledge of the change of facts or circumstances and in all events prior to Closing; (b) in no event shall Purchaser be entitled to recover any indirect, consequential, punitive or speculative damages or lost profits as a result of any Breach by Seller; and (c) in no event shall Seller’s liability for any and all Breaches exceed $200,000.00 in the aggregate.

5.2	By Purchaser.

Purchaser represents and warrants to Seller as follows and each of the representations and warranties of Purchaser contained in this Section 5.2 shall be deemed remade by Purchaser as of the Closing:

5.2.1    Purchaser or its permitted assignee under this Agreement shall be authorized to do business in the State of Missouri on the Closing Date.

5.2.2    No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.3    Purchaser acknowledges that, on or before the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

5.2.4    Purchaser acknowledges that, on or before the Closing Date, Purchaser will have had sufficient opportunity to review the Leases, Service Contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property and to assume Seller’s obligations under the Leases, Service Contracts and otherwise with respect to the Property.

5.2.5    Neither Purchaser or any of its partners nor, to the best of Purchaser’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or existing order relating thereto, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its partners nor, to the best of Purchaser’s knowledge, any brokers or other agents of same, (a) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (b) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge neither Purchaser nor any of its affiliates have engaged in any dealings or transactions with any such person.

5.3	Mutual.

Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for Balke Brown Transwestern who will be paid by Seller at Closing pursuant to the terms of a separate written agreement in the event and only in the event of the closing of the transaction contemplated in this Agreement. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented it, or otherwise to be entitled to compensation from it, in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this Section 5.3 shall survive Closing hereunder.

5.4	Survival.

Except as otherwise set forth in this Agreement, all representations and warranties made in Section 5.1 and Section 5.2 herein shall not be impaired by any investigation or other act of Purchaser or Seller and shall not be merged into the documents executed and delivered at Closing, but rather shall survive the Closing for nine (9) months following the Closing Date. Any claim by one party hereto against the other for the breach of any representation or warranty contained herein not made within the foregoing nine (9) month period will be forever barred. For matters disclosed to Purchaser in writing, or discovered by Purchaser, prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 10.3.

5.5	Conditions Precedent to Purchaser’s Performance.

Purchaser’s obligation to purchase the Property is subject to the satisfaction or written waiver of all the conditions described below (which are for Purchaser’s benefit), within the time periods specified, or if no time is specified, by the Closing Date:

5.5.1    All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date;

5.5.2    Seller shall have duly performed all material covenants and agreements to be performed by Seller under this Agreement, including, without limitation, the timely delivery of all documents and instruments as required by Section 9.2 hereof; and

5.5.3    The Title Insurer shall be irrevocably committed to issue the Title Policy; and

5.5.4    Purchaser shall have received the Lender’s Approval on or before the Closing Deadline.

Upon the failure of any of the aforesaid conditions precedent without waiver of such conditions by Purchaser, Purchaser may terminate this Agreement, in which event Escrow Agent shall return the Earnest Money Deposit to Purchaser without further instruction from Seller, and the parties shall have no further obligations to the other. However, if Seller causes a condition under Section 5.5.1 or 5.5.2 to not be satisfied or performed by Seller as required by this Agreement, failure to perform or satisfy such condition shall constitute a default by Seller, and Purchaser shall have the rights provided in Section 10.2 herein as applicable.

6.	COSTS AND PRORATIONS.

6.1	Purchaser’s Costs.

Purchaser shall pay the following costs of closing this transaction:

6.1.1    The fees and disbursements of its counsel and any other consultants engaged by Purchaser, if any;

6.1.2    All title insurance costs and/or premiums relating to the Title Policy;

6.1.3    All recording fees relating to the Grant Deed and the Loan Assumption;

6.1.4    One-half of any escrow fees;

6.1.5    The costs and fees incurred as a result of Purchaser’s assumption of the Loan and/or assessed by Lender as a result of Purchaser’s acquisition of the Property and assumption of the Loan; and

6.1.6    Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2	Seller’s Costs.

Seller shall pay the following costs of closing this transaction:

6.2.1    The fees and disbursements of Seller’s counsel;

6.2.2    All sales or use taxes relating to the transfer of personal property to Purchaser;

6.2.3    One-half of any escrow fees; and

6.2.4    All revenue stamps, city and county real estate transfer taxes and fees due in connection with the sale of the Property.

6.3	Prorations.

All prorations and adjustments shall be made as of the Closing Date and Purchaser shall be deemed the owner of the Property on the Closing Date for proration purposes unless otherwise mutually agreed to by the parties. Prorations shall be based upon a 365-day year and/or the actual number of days in the month as applicable. Except as otherwise provided below, any proration which must be estimated at Closing, and any erroneous prorations or omitted prorations, shall be reprorated and finally adjusted as soon as practicable but in no event later than ninety (90) days after the Closing Date, with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise, all prorations shall be final. The provisions of this Section 6.3 shall survive the Closing.

6.3.1    Rents and charges due or paid under the Leases shall be prorated to the Closing Date based upon rents actually collected for the month of Closing as reflected on the Closing Rent Roll. After the Closing, Seller may continue to pursue collection of any delinquent rents applicable to the period prior to the Closing Date if the collection activities related thereto were commenced as of the date which is not more than thirty (30) days after the Closing Date (provided that Seller shall have no right to evict any tenant or enforce landlord’s liens). Rents and charges allocable to the period prior to the Closing Date will be the property of Seller and rents and charges allocable to the period on and after the Closing Date will be the property of Purchaser. With respect to any delinquent rent and charges, Purchaser shall pay to Seller any rent and charges actually collected within one hundred twenty (120) days following the Closing Date which is applicable to the period preceding the Closing Date; provided, however, it is understood and agreed that all rent collected by Purchaser shall be applied (a) first to any rent then owed by the applicable tenant which accrued after the Closing Date, and (b) then to unpaid rent of such tenant which accrued prior to the Closing Date with offset for the reasonable allocation of any collection costs related thereto. In the event any rent is paid by tenants under the Leases directly to Seller after Closing, Seller shall pay Purchaser any such rent which is applicable to the period on and after the Closing Date. Purchaser shall have no obligation to pay Seller any rent collected by Purchaser after the date which is one hundred twenty (120) days after the Closing Date, and Purchaser shall be under no obligation to collect or pursue unpaid rent.

6.3.2    Purchaser shall secure its own casualty insurance effective as of the Closing Date, and Seller shall be entitled to any unearned premium of any existing policy of Seller as of the Closing Date.

6.3.3    Seller shall use commercially reasonable best efforts to obtain final meter readings and final billings as of the Closing Date for all utilities serving the Real Property and Improvements and paid by Seller. Water, electric, telephone and all other utility and fuel charges to the extent not billed directly to tenants shall be prorated ratably on the basis of the last ascertainable bills (and reprorated in accordance herewith upon receipt of the actual bills and invoices) unless final meter readings and final billing can be obtained. Seller shall also be entitled to pursue and retain any applicable refunds of security deposits paid by or on behalf of Seller to any utility companies. Purchaser shall be solely responsible for making any deposits and arrangements required for utilities and other services to continue to serve the Property after the Closing.

6.3.4    General real property taxes and installments of special assessments imposed on the Property (collectively, “Taxes”) shall be remitted to the collecting authorities by Seller if the same are imposed for a tax fiscal year ending prior to the Closing Date and by Buyer if the same are imposed for a tax fiscal year ending after the Closing Date. All Taxes imposed for the tax fiscal year in which the Closing Date occurs (the “Proration Period”) shall, regardless of when such Taxes are payable, be apportioned between Buyer and Seller on and as of the Closing Date, with Buyer bearing only the expense of that proportion of such Taxes that the number of days in the Proration Period following and including the Closing Date bears to 365. If the amount of Taxes to be borne by the parties as above provided is not ascertainable on the Closing Date, the total thereof paid for the preceding tax fiscal period shall be used for purposes of such proration, and within 30 days after the amount of such Taxes becomes known, the parties shall recompute such proration and adjust the difference.

6.3.5    All costs and expenses of maintaining and operating the Property which have accrued (or which have been incurred but for which bills have not yet been issued) as of the Closing Date shall be the responsibility of Seller. All costs and expenses of maintaining and operating the Property which accrue after and are attributable to periods after the Closing Date shall be paid by Purchaser. All prepaid costs and expenses of operating the Property which have accrued as of the Closing Date, but which are allocable to the operation of the Property after the Closing Date, shall be adjusted as a credit for the Seller as of the Closing Date.

6.3.6    Portions of advance rentals, if any, paid by any tenant under any of the Leases which are applicable to periods on or after the Closing Date shall be credited against the Purchase Price at the Closing.

6.3.7    An amount equal to the remaining balance as of the Closing Date of all security and other deposits paid by tenants pursuant to the Leases assigned to Purchaser at Closing shall be credited to Purchaser at the Closing.

6.3.8    Interest payable with respect to the Loan and all other monetary payment obligations under the Loan Documents shall be prorated with the Seller being responsible for the periods prior to the Closing Date and the Purchaser being responsible for the periods on and after the Closing Date.

6.3.9    Purchaser shall reimburse Seller at Closing for the amount of all reserves and escrowed funds held by Lender pursuant to the Loan, including, but not limited to, the replacement reserve, mortgage insurance premium reserve and tax and insurance reserve which have not been refunded to Seller and have been or will be credited to Purchaser as of the Closing Date in connection with or as the result of Purchaser’s assumption of the Loan.

6.3.10    Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to $750.00 for each apartment unit which has been vacant for more than three (3) business days prior to the Closing Date which is not a Rent Ready Unit.

6.3.11    Any subdivision or similar assessment under any declaration or similar instrument affecting the Property shall be prorated as of the Closing Date.

7.	DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1	Material Event.

If, prior to Closing, as a result of casualty or taking, or threatened taking, under the power of eminent domain, (i) the number of parking spaces on the Property are (or will be) reduced to such an extent that the Property is in non-compliance with applicable governmental parking requirements, (ii) the buildings are damaged and the cost of repair exceeds Five Hundred Thousand Dollars ($500,000)(as reasonably determined by Seller and its contractors in consultation with Purchaser), (iii) access to the Property is (or will be) materially and permanently diminished, (iv) the value of any property taken or threatened to be taken under the power of eminent domain exceeds Five Hundred Thousand Dollars ($500,000), or (v) there is an uninsured casualty exceeding Five Hundred Thousand Dollars ($500,000), and for which Purchaser will not receive at Closing, at Seller’s election, a credit in such amount (any such event being herein called a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fifteen (15) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such fifteen (15) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, and pay to Purchaser the amount of any uninsured casualty up to Five Hundred Thousand Dollars ($500,000).

7.2	Immaterial Event.

If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, and pay to Purchaser the amount of any uninsured casualty up to $500,000.

7.3	Termination and Return of Deposit.

If Purchaser elects to terminate this Agreement pursuant to this Section 7, the Escrow Agent shall promptly return the Earnest Money Deposit to Purchaser without further instruction from Seller, and neither party shall have any further liability hereunder, other than the “Surviving Obligations” (as defined in Section 10.1).

8.	NOTICES.

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by a national overnight express service such as Federal Express, or on the date given if given by facsimile or electronic mail (provided such facsimile or electronic mail transmission is followed up by an overnight courier delivery on the next business day), in either case addressed to the parties at their respective addresses referenced on the Term Sheet attached to this Agreement or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Effective notice will be deemed given only as provided above. Any notice may be given by a party’s counsel on behalf of such party.

9.	CLOSING AND ESCROW.

9.1	Escrow Instructions.

Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Escrow Agent to serve as the instructions to the Escrow Agent as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be reasonable and appropriate to enable the Escrow Agent and Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2	Seller’s Deliveries.

Seller shall cause the following to be delivered to Purchaser at the Closing (or make such items available to Purchaser at the Property, as noted below):

9.2.1    A Special Warranty Deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject only to the Permitted Encumbrances and other matters subsequently approved in writing by Purchaser or Purchaser’s counsel duly executed by Seller and acknowledged.

9.2.2    A Special Warranty Bill of Sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property and the Intangible Property, duly executed by Seller.

9.2.3    (i) The Leases described in Section 1.1.5 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.4 (to be delivered at the Property); (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property as of the Closing Date; and (iii) an assignment of such leases, deposits, and prepaid rents by way of an Assignment and Assumption of Leases agreement in the form attached hereto as Exhibit 9.2.3, duly executed by Seller. Seller further shall deliver to Purchaser at Closing a current rent roll dated within three (3) business days prior to Closing, which shall be certified by Manager in the manner provided in Section 3.1.9(a)-(c) above and shall be certified by Seller to be true, correct and complete in all material respects, to the best of Seller’s knowledge.

9.2.4    (i) Originals of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date (or copies to the extent originals are not available)(to be delivered at the Property); and (ii) an assignment of such contracts to Purchaser by way of an Assignment and Assumption of Contracts agreement, in the form attached hereto as Exhibit 9.2.4, duly executed by Seller.

9.2.5    All books and records relating to Leases and Service Contracts in effect at the time of Closing at the Property held by or for the account of Seller, and plans and specifications and other items comprising the Intangible Property in Seller’s possession or under its control (to be delivered at the Property).

9.2.6    An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6 duly executed by Seller.

9.2.7    A letter addressed to each tenant notifying such tenant of the conveyance of the Property in the form attached hereto as Exhibit 9.2.7, each duly executed by Seller. On the Closing Date, Seller shall cause such letters to be delivered to the tenants in accordance with Missouri Law.

9.2.8    A certificate restating Seller’s representations and warranties herein contained as being true and correct in all material respects, as of the Closing Date.

9.2.9    All keys to the Improvements which Seller or Seller’s agents have in their possession, which keys shall include at least one (1) key for every apartment unit, and which keys shall be properly tagged for identification (to be delivered at the Property).

9.2.10  All documents, duly executed by Seller and, to the extent applicable, Lender, which are in form reasonably acceptable to Seller and which are necessary to be executed and delivered by Seller and, to the extent applicable, Lender, in order to effectuate Purchaser’s assumption of the Loan as evidenced by the Loan Documents.

9.2.11  Any additional documents as may be required or necessary to effectuate the transaction contemplated herein or as may be required by the Title Company to delete any exception to the Title Policy for mechanic’s liens, parties in possession or gap coverage.

9.3	Purchaser’s Deliveries.

At the Closing, Purchaser shall (i) pay Seller the Purchase Price by wire transfer of immediately available funds, plus or minus prorations and adjustments as herein provided; (ii) duly execute and cause to be delivered to Seller the documents referred to in Sections 9.2.2, 9.2.3(iii) and 9.2.4(ii), (iii) duly execute and cause to be delivered to Seller and Lender, as applicable, all documents which are in form reasonably acceptable to Purchaser and which are necessary to be executed and delivered by Purchaser in order to effectuate Purchaser’s assumption of the Loan, as evidenced by the Loan Documents; and (iv) duly execute and acknowledge, if appropriate, such other documents as may be reasonably required by the Escrow Agent or Title Company. Completion of Closing and payment of the Purchase Price to Seller shall occur prior to 2:00 p.m., Central Time, on the Closing Date.

9.4	Possession.

Purchaser shall be entitled to possession of the Property upon conclusion of the Closing subject to the rights of tenants and Permitted Encumbrances.

10.	DEFAULT; FAILURE OF CONDITION.

10.1	Purchaser Default.

IF THE CLOSING FAILS TO OCCUR DUE TO PURCHASER’S DEFAULT UNDER THIS AGREEMENT, SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO RETAIN THE EARNEST MONEY DEPOSIT AS “LIQUIDATED DAMAGES”. SELLER AND PURCHASER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN SELLER’S DAMAGES BY REASON OF SUCH DEFAULT. PURCHASER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF CLOSING FAILS TO OCCUR DUE TO A DEFAULT UNDER THIS AGREEMENT BY PURCHASER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, THE EARNEST MONEY DEPOSIT SHALL BE RELEASED TO SELLER AS LIQUIDATED DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR THE OBLIGATIONS WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT AS PROVIDED HEREIN (THE “SURVIVING OBLIGATIONS”) AND THE PARTIES’ RIGHTS UNDER SECTION 11.8. SUCH RETENTION OF THE EARNEST MONEY DEPOSIT BY SELLER, TOGETHER WITH THE SURVIVING OBLIGATIONS AND SELLER’S RIGHTS UNDER SECTION 11.8, SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH SELLER MIGHT BE ENTITLED BY VIRTUE OF PURCHASER’S FAILURE TO PURCHASE THE PROPERTY AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S BREACH OF THIS AGREEMENT. SUCH RETENTION OF THE EARNEST MONEY DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. OTHER THAN THE SPECIFIC REMEDY EXPRESSLY SET FORTH IN THIS SECTION 10.1, TOGETHER WITH THE SURVIVING OBLIGATIONS AND SELLER’S RIGHTS UNDER SECTION 11.8, SELLER HEREBY WAIVES ANY AND ALL RIGHT AND REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MAY OTHERWISE HAVE BEEN ENTITLED BY REASON OF PURCHASER’S DEFAULT, INCLUDING ANY RIGHT IN EQUITY TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT BY PURCHASER AND ANY RIGHT AT LAW TO SEEK DAMAGES FROM PURCHASER.

/s/ Steven A. Brown	/s/ Kim Azure
Seller’s initials	Purchaser’s initials

10.2	Seller Default.

THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF DAMAGES TO BE SUFFERED BY PURCHASER IN THE EVENT

THAT PURCHASER IS NOT IN MATERIAL DEFAULT HEREUNDER AND SELLER BREACHES THIS AGREEMENT AND FAILS TO SELL THE PROPERTY TO PURCHASER IN ACCORDANCE WITH THE TERMS HEREOF. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES PURCHASER WOULD SUSTAIN AS A RESULT OF SUCH A BREACH WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN. ACCORDINGLY, THE PARTIES HEREBY AGREE THAT PURCHASER’S SOLE AND EXCLUSIVE REMEDY IN SUCH CASE SHALL BE TO EITHER: (I) COMMENCE AN ACTION FOR SPECIFIC PERFORMANCE UNDER THIS AGREEMENT, BUT NOT FOR DAMAGES OF ANY KIND, AND RECOVER ITS ATTORNEYS FEES INCURRED IN CONNECTION THEREWITH, OR (II) TERMINATE THIS AGREEMENT AND RECEIVE BACK THE EARNEST MONEY DEPOSIT AND SELLER SHALL REIMBURSE PURCHASER FOR PURCHASER’S ACTUAL DOCUMENTED OUT OF POCKET EXPENSES PAID TO UNAFFILIATED THIRD PARTIES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN, NOT TO EXCEED $200,000.00 IN THE AGGREGATE PLUS ITS ATTORNEYS FEES INCURRED IN ANY ACTION TO ENFORCE THIS AGREEMENT (COLLECTIVELY, “TRANSACTION EXPENSES”) AND, IF THE CLOSING FAILS TO OCCUR BY REASON OF SELLER HAVING TRANSFERRED THE PROPERTY TO A THIRD PARTY, PURCHASER SHALL ALSO BE ENTITLED TO RECEIVE FROM SELLER AN AMOUNT EQUAL TO THE DIFFERENCE BETWEEN THE SALES PRICE RECEIVED BY SELLER AS CONSIDERATION FOR THAT THIRD-PARTY TRANSFER AND THE PURCHASE PRICE UNDER THIS AGREEMENT. PURCHASER SHALL HAVE NO OTHER REMEDY IN THE EVENT OF SELLER’S BREACH OF THIS AGREEMENT PRIOR TO THE CLOSING AND PURCHASER HEREBY WAIVES ANY RIGHTS IT MAY OTHERWISE HAVE TO SEEK OTHER REMEDIES. AS A CONDITION PRECEDENT TO PURCHASER EXERCISING ANY RIGHT IT MAY HAVE TO BRING AN ACTION FOR SPECIFIC PERFORMANCE HEREUNDER, PURCHASER MUST COMMENCE SUCH AN ACTION WITHIN SIXTY (60) DAYS AFTER THE FAILURE OF THE CLOSING TO OCCUR ON THE DATE SCHEDULED THEREFOR. PURCHASER AGREES THAT ITS FAILURE TO TIMELY COMMENCE SUCH AN ACTION FOR SPECIFIC PERFORMANCE WITHIN SUCH SIXTY (60) DAY PERIOD SHALL BE DEEMED A WAIVER BY IT OF ITS RIGHT TO COMMENCE AN ACTION FOR SPECIFIC PERFORMANCE AS WELL AS A WAIVER BY IT OF ANY RIGHT IT MAY HAVE TO FILE OR RECORD A NOTICE OF LIS PENDENS OR NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ANY PORTION OF THE PROPERTY.

Purchaser’s Initials	/s/ Kerry Nicholson	Sellers Initials	/s/ Steven A. Brown

10.3	Failure of Condition.

(a)    Except in those instances where this Agreement automatically terminates by its terms, if any condition is not satisfied or waived within the time period and in the manner set forth in this Agreement, then the party for whose benefit the condition exists may terminate this Agreement by delivering written notice to the other party and to the Escrow Agent within the time period set forth herein, but in all events prior to the Closing.

(b) If this Agreement terminates (or is properly terminated by either party) as specifically provided by its terms, then each of the following shall occur: this Agreement shall be deemed automatically canceled regardless of whether cancellation instructions are signed; and, except as provided to the contrary in Section 10.1 hereof (concerning Seller’s right to retain the Earnest Money Deposit as liquidated damages), the Escrow Agent shall without further instruction from any party return all funds (including, without limitation, the Earnest Money Deposit to Purchaser) and documents then held by the Escrow Agent to the party depositing the same, and neither party shall have any claim against the other by reason of this Agreement (other than as specifically set forth below in Section 11.8, subject to Section 10.1 and 10.2 hereof).

11.	MISCELLANEOUS.

11.1	Entire Agreement.

This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2	Severability.

If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3	Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

11.4	Assignability.

Except as set forth herein, Purchaser may not assign this Agreement without first obtaining Seller’s written consent. Notwithstanding the foregoing, Purchaser shall the right to assign this Agreement and the rights of Purchaser hereunder to any Affiliate of Purchaser without the consent of Seller. For purposes of this Agreement, the term “Affiliate” means any entity which is controlled by, under common control with or controls Purchaser. In the event of any such assignment, Purchaser shall promptly furnish to Seller an executed copy of the Assignment in which the assignee assumes all of the rights and obligations of Purchaser hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. No assignment shall release the Purchaser herein named from any obligation or liability accruing under this Agreement prior to Closing; provided, however, that any assignment of this Agreement by the Purchaser herein named shall release the Purchaser herein named from any obligation or liability accruing from and after Closing. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

11.5	Successors Bound.

This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6	No Public Disclosure.

Except for such disclosures as may be required by law for public filings or as may be otherwise expressly permitted by the terms of this Agreement (including the disclosures permitted under Section 3.1.4 hereof), Purchaser shall make no public disclosure of the terms of this transaction before Closing, without the prior written consent of Seller, except that Purchaser may discuss the transaction in confidence with its consultants, agents, attorneys, lenders, and others involved in effectuating the transaction contemplated herein.

11.7	Captions.

The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.8	Attorneys’ Fees.

In the event of any controversy, claim, dispute, arbitration, or litigation between the parties hereto to enforce or interpret any of the provisions of this Agreement or any right of either party hereto, the non-prevailing party to such controversy, claim, dispute, arbitration or litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and costs, court or dispute resolution costs, arbitrator’s, mediator’s, consultant’s and expert witness’ fees and costs incurred by the prevailing party, including, without limitation, fees incurred during trial or resolution of any action or dispute and any fees incurred as a result of an appeal from a judgment entered in any such matter. A prevailing party shall include without limitation (a) a party who dismisses an action in exchange for sums due, (b) the party who receives performance from the other party of an alleged breach of covenant or a desired remedy where such performance is substantially equal to the relief sought in an action, or (c) the party determined to be the prevailing party by a court of law. The terms of this Section 11.8 shall survive the Closing or termination of this Agreement.

11.9	No Partnership.

Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.10	Time of Essence.

Time is of the essence in this Agreement.

11.11	Counterparts.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Signature pages delivered via facsimile or other electronic means shall be effective for purposes of this paragraph.

11.12	Recordation.

Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.13	Tax Protest.

If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection.

11.14	Calculation of Time Periods.

Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. Pacific time.

11.15	No Third Party Beneficiaries.

This Agreement is for the sole and exclusive benefit of Purchaser and Seller, and their respective successors and assigns, and no third parties are intended to or shall have any rights under this Agreement, including, without limitation, any brokers.

REMAINDER OF PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the Effective Date.

SELLER:
Highlands Lofts, LLC,
Date: October 16, 2013	a Missouri limited liability company

	By:	/s/ Steven A. Brown
Steven A. Brown, Authorized Manager
PURCHASER:

Date: October 16, 2013	KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC, a Delaware limited liability company

	By:	Legacy Partners Residential Realty LLC, a Delaware limited liability company, its Managing Member

		By:	/s/ Kerry L. Nicholson
		Name:	Kerry L. Nicholson
		Title:	Senior Vice President

An original, fully executed copy of this Agreement, together with the Earnest Money Note, has been received by the undersigned Escrow Agent, and by execution hereof the Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement and act in strict accordance with the terms hereof.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Kim Azure
Name:	Kim Azure
Title:	Commercial Escrow Officer

EXHIBIT 1.1.1

LEGAL DESCRIPTION

The land referred to herein is situated in the City of St. Louis, State of Missouri, and is described as follows:

Tract 1:

A tract of land being Lot 2 of the Highlands At Forest Park, a subdivision in the City of St. Louis, Missouri, and being in City Block 4002, according to the plat thereof recorded in Plat Book 74, Page 15 of the St. Louis City Records, St. Louis City, Missouri, and being more particularly described as follows:

Beginning at the Southwest corner of above said Lot 2, thence along the boundary lines of said Lot 2, the following courses and distances: North 06 degrees 59 minutes 45 seconds East 268.15 feet; South 83 degrees 00 minutes 15 seconds East 233.09 feet; South 14 degrees 59 minutes 12 seconds West 267.39 feet to a curve to the right; said curve having a radius of 45.00 feet, an arc distance of 75.11 feet; thence continuing along said boundary line North 69 degrees 22 minutes 32 seconds West 144.83 feet to the Point of Beginning.

Tract 2:

A tract of land being Lot 5A of the Resubdivision of Lot 4 and Lot 5 of Highlands At Forest Park, a subdivision in the City of St. Louis, Missouri, and being in City Block 4002, according to the plat thereof recorded in Plat Book 82, Page 22 of the St. Louis City Records, St. Louis City, Missouri, and being more particularly described as follows:

Beginning at the Northwest corner of above said Lot 5A, thence along the boundary lines of said Lot 5A, the following courses and distances: South 83 degrees 00 minutes 15 seconds East 233.06 feet; South 06 degrees 59 minutes 45 seconds West 268.14 feet; South 83 degrees 22 minutes 02 seconds West 144.19 feet to a curve to the right; said curve having a radius of 44.50 feet, an arc distance of 75.45 feet; thence continuing along said boundary line North 00 degrees 59 minutes 41 seconds West 267.94 feet to the Point of Beginning.

Tract 3:

Rights of Easements appurtenant to the above descriptions Parcel 1 and Parcel 2 pursuant to that certain Declaration of Covenants and Restrictions of the Highlands at Forest Park recorded in Book 1624M, Page 1970 as amended by the First Amendment to Indenture of Covenants and Restrictions for the Highlands at Forest Park, City of St. Louis, Missouri recorded in Book 10062004, Page 0232, and as amended by the Second Amendment to Indenture of Covenants and Restrictions for the Highlands at Forest Park, City of St Louis, Missouri recorded in Book 08292007, Page 0206.

Commonly referred to as: 1031 Highlands Plaza Drive W., St. Louis, MO 63110

Exhibit 1.1.1 - Page 1

EXHIBIT 1.1.3

INVENTORY OF PERSONAL PROPERTY

Personal Property Inventory

Description	Quantity	Date	Cost	Vendor
Computers & Office Equipment:
Dell Opti GX520 desktop computers	2	11/20/06	2,162	Dell
HP Deskjet 6540 Printer	1	6/29/05	139	Tiget Direct
Dell Latitude c610 Computer	1	10/24/05	617	Tiger Direct
AIA - AP1242A Wireless Access Points		3/14/07	3.501	Lexiter Technologies
Dell Computers	2	1/18/11	2,346	Dell
Toshiba Satellite Laptop	3	1/13/13	2,400	Best Buy

Audio Visual Equipment:
Panasonic Flat Screen TV 60”	1	6/13/13	1,000	Amazon
Samsung Flat Screen TV 50”	3	1/1/13	1,800	Best Buy
Samsung Flat Screen TV 42”	1	1/1/13	400	Best Buy
JVC - AV series 27” TV monitor	2	8/25/05	934	Avid Group
SpeakerCraft WS940 Loudspeakers	2	8/25/05	1,040	Avid Group
AM/FM 395P Stereo Receiver	1	8/25/05	615	Avid Group
Carosel CD Player CM-280P	1	8/25/05	436	Avid Group
Sandusky RFIF30182605D Stereo Cabinet	1	10/26/05	354	Avid Group
Blue Ray Player	1	1/1/13	90	Best Buy

Furniture & Fixtures:
Walker Desk for Leasing Office	1	9/13/05	379	Crate & Barrel
Pullman Leather Chair for Leasing Office	1	9/13/05	270	Crate & Barrel
Bridge - Sq-Edge 42W	2	8/25/05	398	Interior Investments
Desk - Sq-Edge Penin Left 60W	1	8/25/05	966	Interior Investments
Desk - Sq-Edge Penin Right 72W	1	8/25/05	1,056	Interior Investments
Credenza - Sq. Edge Sngl-Ped 60W	1	8/25/05	1,086	Interior Investments
Credenza - Sq. Edge Sngl-Ped 72W	1	8/25/05	1,081	Interior Investments
2 Drawer File Cabinet - 30W - Black	1	8/25/05	404	Interior Investments
2 Drawer File Cabinet - 42W - Black	1	8/25/05	518	Interior Investments
5 Drawer File Cabinet - 36W - Black	2	8/25/05	1,913	Interior Investments
Side Chair, Arms	4	8/25/05	908	Interior Investments
Tusk Chair - Armless	3	8/25/05	1,277	Interior Investments

Lobbies:
Benches	4	9/30/05	3,008	Niche
Artwork Platters	18	9/30/05	6,542	Niche
Elevator Lobby	10	9/30/05	6,565	Niche
Reception Area:
Backless Stools	3	9/30/05	914	Niche
Hightop Table	1	9/30/05	456	Niche
Cabinets	2	9/30/05	1,505	Niche
Mirrors	2	9/30/05	478	Niche
Party Room:
Sofa	1	9/30/05	1,991	Niche
Swivel Lounge Chairs	4	9/30/05	6,050	Niche
Side Tables	2	9/30/05	680	Niche
Console Table	1	9/30/05	141	Niche
Wall Shelves	6	9/30/05	317	Niche
Upholstered Stools	3	9/30/05	457	Niche
Barstools	2	9/30/05	797	Niche
Game Tables	2	9/30/05	1,025	Niche
Chairs	8	9/30/05	2,757	Niche

Exhibit 1.1.3 - Page 1

Description	Quantity	Acquisiton Date	Cost	Vendor
Artwork	4	9/30/05	938	Niche
Common area Furniture		10/23/06	4,018	Furniture Rewards
West Building 2nd Floor Seating Area Furniture		11/30/06	1,313	Furniture Rewards
Large Cale Tango Party room table	1	10/19/05	136	Niche
Desk & Chair - Lobby	1	2009	357
Guest Suite Furniture		2009	1,592	Weekends Only Furniture

Exercise Room Equipment
Life Fitness Elliptical	1	2/1/13	2,900	Advanced Exercise Equip
True TE Z7 Cross-Trainer	2	8/16/05	5,525	True Advantage Fitness
True TR Z7 Recumbent Bike	1	8/16/05	1,898	True Advantage Fitness
Paramount FL-34 Multi-Press	1	8/16/05	1,721	True Advantage Fitness
Paramount FL-33 Pulldown/Low Row	1	8/16/05	1,548	True Advantage Fitness
Paramount FL-35 Bicep/Tricep	1	8/16/05	1,773	True Advantage Fitness
Paramount FL-30 Leg Ext/Leg Curl	1	8/16/05	1,773	True Advantage Fitness
Paramount FL-31 Leg Press/Calf	1	8/16/05	1.980	True Advantage Fitness
Paramount Abdominal Crunch	1	8/16/05	515	True Advantage Fitness
Paramount VKR/Dip	1	8/16/05	515	True Advantage Fitness
Paramount Adjustable Bench	1	8/16/05	604	True Advantage Fitness
Hex Dumbell Rack	1	8/16/05	233	True Advantage Fitness
Dumbells 5-50LB rubber Hex	1	8/16/05	648	True Advantage Fitness
Stability Balls, Xercise Ball, Medicine Balls	9	8/16/05	323	True Advantage Fitness
Xerball Medicine Ball Rock	1	8/16/05	121	True Advantage Fitness
Everlast 2”x6” Folding Mat	2	8/16/05	83	True Advantage Fitness
SPR1 Risers for Original Step	6	8/16/05	130	True Advantage Fitness
SPR1 Original Setp w/2 pair risers	2	8/16/05	96	True Advantage Fitness
Life Fitness Flexdeck/91TI	3	2010	3,508	Advanced Exercise Equip

Model Units:
Samsung 61” TV	1	7/5/05	3,385	Circuit City
TV Stand - AVS522T	1	7/5/05	387	Circuit City
Panasonic DVR/VCR Combo	1	7/5/05	107	Circuit City
RND Cast Top Table - 48”	2	7/11/05	631	Watson’s
Estate Arm Chair	4	7/11/05	426	Watson’s
Estate Swivel Rocker	4	7/11/05	826	Watson’s
Pedestal Table - 42”	2	7/11/05	605	Watson’s
Grand Tuscany Swivel Bar Stool	7	7/11/05	1,964	Watson’s
Auto Tilt Umbrella - Multi-colored	4	6/1/13	647	CNC
STRD Dressor/mirror/Q IIB Panel/Nightstand - Dark	1	2/13/05	659	American
STDO Saturn Centre	1	2/13/05	161	American
Rowe Sofà	1	2/13/05	604	American
Rowe Lovescat	1	2/13/05	583	American
Pall Table & 4 Side	1	2/13/05	674	American
Pall Rectangular Cld - Maple	1	2/13/05	218	American
Pall End Table - Maple	1	2/13/05	212	American
Pall Sofa Table - Maple	1	2/13/05	228	American
Pall Sideboard - Maple	1	2/13/05	517	American
ALBA Armless Chaise	1	2/13/05	270	American
Poll TV Stand/Towers	1	2/13/05	617	American
Lits Table Lamp/Shade	1	2/13/05	110	American
Rowe Chair	1	2/13/05	421	American
Desk, Wess Desk Lamp, Wess Floor Lamp	1	2/13/05	653	American

Exhibit 1.1.3 - Page 2

Description	Quantity	Acquisition Date	Cost	Vendor

Rec Room:
Brunswick Pool Table	2	3/28/05	6,612	Amini’s Game Room
Brunswick Pub Table & 2 Chairs Set	4	3/28/05	4,408	Amini’s Game Room
Rec Room Furniture	2	3/28/05	2,343	Amini’s Game Room
Rec Room Pictures	2	3/28/05	406	Amini’s Game Room
Samsung 26” TV	2	01/01/20113	450	Best Buy

Other
Handicap Chair Lifts - Model AG48 for Hot Tubs	2	10/26/05	4,824	Planet Mobility
Lift	1	12/13/05	5,508	Grainger
Weber Propane Gas Grills		4/26/11	3,000

Vehicles
Yamaha Pro Hauler - 2004	1	7/15/05	6,798	Donelson Cycles

Units FF&E	Quantity
Dishwashers - Whirlpool Model No. DU915PWPS		2005
Range - Whirlpool Model No. MH1150XMS		2005
Refrigerator - Whirlpool Model No. ER2CHMXPL		2005		Large Kitchens-20.9 Cu Ft top freezer with ice maker
Refrigerator - Whirlpool Model No. ER8AHKXPL		2005		Small Kitchens- 17.6 Cu Ft top freezer with ice maker
Microwave - Whirlpool Model No. MH1150XMS		2005

Stackable Washer / Dryer		2005		1 bedroom units
Full Washer		2005		2 & 3 bedroom units
Full Dryer		2005		2 & 3 bedroom units

Replacements
Microwaves		2012	548
Refrigerators		2012	775

Exhibit 1.1.3 - Page 3

EXHIBIT 1.1.6

SCHEDULE OF CONTRACTS AND AGREEMENTS

	Vendor	Description of Services	30 Day Cancellation

1.	Ambius, Inc.	Plant Service	No

2.	Armstrong Landscape Maintenance, Inc.	Landscaping	No

3.	Blue Chip Exterminating	Pest Control	No

4.	Midwest Elevator	Elevator Service	No

5.	Simplex Grinnell	Fire Alarm Testing, Inspection	Yes

6.	Simplex Grinnell	Fire Sprinkler, Pump, Backflow	Yes

7.	Waste Management	Trash Service	No

8.	Wiegmann Associates	HVAC Service	No

9.	Charter Communications	Cable TV and Internet Service	No

10.	AT&T Services	Cable TV, Internet and Phone Service	No

11.	Da-Com	Lanier Color Copier Rental	No

Exhibit 1.1.6 - Page 1

EXHIBIT 3.7.1

LIST OF LOAN DOCUMENTS

1.	Regulatory Agreement

2.	HUD Commitment (dated July 12, 2012)

3.	Amended HUD Commitment (dated July 27, 2012)

4.	Gershman Loan Commitment

5.	$32,539,400 Deed of Trust Note

6.	Multifamily Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing

7.	Mortgagor’s Oath

8.	UCC Financing Statement (Secretary of State)

9.	UCC Financing Statement (Real Estate Records)

10.	Request for Endorsement of Credit Instrument Certificate of Lender, Borrower and General Contractor

11.	Mortgagee Byrd Amendment Certification

12.	Mortgagor Byrd Amendment Certification

13.	Assurance of Compliance (Title VI)

14.	Equal Employment Opportunity Certification

15.	Certification Regarding Past Due Payables and Project Liabilities

16.	Agreement and Certification

17.	Agreement Regarding Tenant Security Deposit

18.	Certificate Regarding Re-Typed HUD Forms

19.	LIHTC Certificate

Exhibit 3.7.1 - Page 1

Exhibit 4.1.3

Qualified Tenant Criteria

Income/Employment

Total combined household income for all applicants must be at least three (3) times the amount of the apartment monthly rental rate. If the applicant is self-employed, retired, or disabled, the applicant must provide photocopies of the tax return from the previous year, financial statements from a certified public accountant, or photocopies of the six (6) most recent bank statements showing proof of ability to pay rent for the term of the lease.

Rental History

Applicants must have at least six (6) months of confirmable residency. Payment history will be reviewed and no negative history will be accepted. Negative rental history is described as, but not limited to any damages owed, rental related debt as described above with a balance due over $200 within the past forty-eight (48) months, and/or evictions filed within the past eighty-four (84) months.

Credit History

A retail credit report will be pulled on each applicant. Credit accounts rated 6.9 or lower are considered negative and will affect the applicant’s ability to be approved. All bankruptcy filings must be discharged prior to date of application and new credit established.

Criminal History

An investigation into each prospective tenant’s criminal history must be conducted. Any applicant convicted of a felony, drug-related crime, violent crime, or sexual offense will be automatically denied. Review of each applicant’s identifying information against sex offender registries available to the general public must be conducted.

Check Writing History

A negative check writing code will result in the applicant paying monthly rent by certified funds.

Out of the Country

In the event a prospective tenant has been out of the country and as a result is unable to provide rental, credit and check writing history for the complete immediate past six months, such prospective tenant shall provide a photocopy of a government issued Passport or Visa that shows the entry date into the United States in lieu of rental, credit, and check writing history for the period during which he or she was out of the country. Total combined household income for all applicants must be at least three (3) times the amount of the apartment monthly rental rate. An offer letter may be accepted as verification of the monthly income.

Exhibit 4.1.3 - Page 1

EXHIBIT 9.2.1

FORM OF GRANT DEED

(Space above reserved for Recorder of Deeds)

Title of Document:	SPECIAL WARRANTY DEED

Date of Document:	,

Grantor:

Grantor’s Address:

Grantee:

Grantee’s Address:

Legal Description:	See Exhibit A on Page .

Reference:

This cover page is attached solely for the purpose of complying with the requirements stated in §§ 59.310.2; 59.313.2 RSMo 2001 of the Missouri Recording Act. The information provided on this cover page shall not be construed as either modifying or supplementing the substantive provisions of the attached document. In the event of a conflict between the provisions of the attached document and the provisions of this cover page, the attached document shall prevail and control.

Exhibit 9.2.1 - Page 1

SPECIAL WARRANTY DEED

This Deed, Made and entered into as of                         ,             , by and between                                                                                                                                        , a                             , whose address is                                                                     , hereinafter referred to as “Grantor”, and                                                      , a                                 , whose address is                                                                                  , hereinafter referred to as “Grantee”.

Witnesseth, that Grantor, for and in consideration of the sum of One Dollar ($1.00) and other valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, does by these presents Bargain and Sell, Convey and Confirm unto the Grantee, the following described Real Estate, situated in the City of St. Louis, State of Missouri, to-wit:

See Exhibit A attached hereto on page              and incorporated herein by reference.

Together with all of Grantor’s right, title and interest, if any, in and to all abutting roads and rights of way and all reversionary rights therein, and in and to all appurtenant easements.

Subject to all easements, restrictions and rights of way of record, if any.

To Have and to Hold the same, together with all rights and appurtenances to the same belonging, unto the Grantee, and to heirs and assigns of such Grantee forever.

The said Grantor hereby covenanting that said Grantor and its heirs, executors, administrators and assigns, shall and will Warrant and Defend the title to the premises unto the said Grantee, and to its successors and assigns forever, against the lawful claims of all persons claiming by, through or under Grantor but none other, excepting, however, the general taxes for the calendar year              and thereafter, and the special taxes becoming a lien after the date of this deed.

Exhibit 9.2.1- Page 2

In Witness Whereof, the Grantor and Grantee have executed this deed as of the day and year first above written.

GRANTOR:

By:
Name:
Title:

GRANTEE:

By:
Name:
Title:

Exhibit 9.2.1- Page 3

State of Missouri,

                   of                          A ss.

On this              day of                             , before me appeared                         , to me personally known, who, being by me duly sworn, did say that he/she is the                                          of                                                                                  , a                                                       of the State of Missouri, and that said instrument was signed on behalf of said                                     , by authority of its                         ; and said                              acknowledged said instrument to be the free act and deed of said                             .

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the              and State aforesaid, the day and year first above written.

Notary Public.

My term expires

State of Missouri,

                   of                          A ss.

On this              day of                             , before me appeared                         , to me personally known, who, being by me duly sworn, did say that he/she is the                                          of                                                                                  , a                                                       of the State of Missouri, and that said instrument was signed on behalf of said                                     , by authority of its                         ; and said                              acknowledged said instrument to be the free act and deed of said                             .

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the                      and State aforesaid, the day and year first above written.

Notary Public.

My term expires

Exhibit 9.2.1- Page 4

EXHIBIT A

(Legal Description)

Exhibit 9.2.1- Page 5

EXHIBIT 9.2.2

SPECIAL WARRANTY BILL OF SALE

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                          (the “Seller”), hereby conveys to                             ,                      a (the “Purchaser”), the following relating solely to the real property described on Exhibit A attached hereto (the “Property”) a) all furniture, machinery, apparatus, appliances and equipment, marketing materials and all other personal property owned by Seller and used at the Property, including, without limitation, those certain items of personal property described on Exhibit A attached hereto and made a part hereof (the “Personal Property”), b) all rights of Seller to the website www.highlandslofts.com and the contents thereof, rights to security deposit bonds or insurance (e.g. Sure Deposit), plans and specifications, drawings, surveys, warranties, guaranties, permits and licenses relating solely to the Property (to the extent the same are assignable), together with the telephone number (314) 647-7100 and other items of intangible personal property relating solely to the Property (collectively, the “Intangible Property”), c) trademarks, copyrights and/or licenses associated with the Property, and d) the right of Seller to use the name “Lofts at the Highlands” and other items of intangible personal property relating solely to the Property, including, but not limited to easements, hereditaments, rights of way, appurtenances, oil, gas and mineral rights, water and riparian rights, airspace rights and development rights (collectively, the “Assets”).

Seller does hereby covenant with Purchaser that Seller is the lawful owner of such Personal Property, free and clear of all liens, encumbrances, security agreements and financing statements, other than as security for that certain loan in the original principal amount of $32,539,400.00 by Gershman Investment Corp. to Seller, that such Personal Property is owned and not leased by Seller and that Seller has good right to transfer the same as aforesaid.

The Seller, does hereby bind itself to WARRANT, and FOREVER DEFEND title to the Assets, unto the Purchaser against the lawful claims and demands of all persons whomsoever claiming by, through or under Seller, but not otherwise.

Other than the limited warranty of title set forth above, Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Assets, including, but not limited to: merchantability of the Personal Property or its fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; or patent infringement or latent defects. Purchaser accepts the Assets on an “AS IS, WHERE IS” basis, and “WITH ALL FAULTS.”

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of the      day of         , 2013.

,
a

By:

Exhibit 9.2.2- Page 1

Name:
Title:

Exhibit 9.2.2- Page 2

EXHIBIT 9.2.3

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”) is made and entered into as of this      day of         , 20      (the “Closing Date”), by and between                      (the “Assignor”) and                      (the “Assignee”).

WHEREAS, Assignor is the lessor under certain leases executed with respect to that certain real property commonly known as                              Apartments in                             , Missouri (the “Property”) as more fully described in Exhibit A attached hereto, which leases are described in Schedule 1 attached hereto (the “Leases”); and

WHEREAS, Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof and to assume Assignor’s obligations thereunder;

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1.         Effective as of the Closing Date, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Leases.

2.         Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, to the extent resulting from the lessor’s obligations under the Leases that accrued prior to the Closing Date.

3.         Effective as of the Closing Date, Assignee hereby assumes and agrees to perform all of the lessor’s obligations under the Leases that accrue and are applicable to the period from and after the Closing Date and agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, to the extent resulting from the lessor’s obligations under the Leases accruing and applicable to the period from and after the Closing Date.

4.         Any rental and other payments under the Leases shall be prorated between the parties as provided in the Purchase and Sale Agreement between Assignor, as Seller, and Assignee, as Purchaser, dated as of             , 2013 (the “Purchase Agreement”).

5.         If either party hereto fails to perform any of its obligations under this Assignment or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements, including such incurred in connection with any appeal.

Exhibit 9.2.3 - Page 1

6.         This Assignment may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart.

7.         This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

8.         This Assignment shall be governed by and construed in accordance with the laws of the State of Missouri.

9.         Assignor agrees that Assignor will, at the written request of Assignee and at no cost, expense or liability to Assignor, execute and deliver to Assignee all other and further instruments necessary to vest in Assignee any of Assignor’s right, title and interest in or to any of the Leases.

10.       Assignee shall have no personal recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Assignor or of any of the assets or property of any of the foregoing other than their interest in insurance proceeds related to a casualty at the Property between the Effective Date and Closing which is payable to Assignee per the Purchase Agreement and/or proceeds resulting from the sale of the Property for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Assignment and requiring the payment of money by Assignor.

11.       Assignor shall have no personal recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Assignee or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Assignment and requiring the payment of money by Assignee.

Exhibit 9.2.3 - Page 2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the      day of         , 20    .

ASSIGNOR:
, a

By:
Name:
Title:
ASSIGNEE:

By:
Name:
Title:

Exhibit 9.2.3 - Page 3

EXHIBIT 9.2.4

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is made and entered into as of this      day of         , 200     (the “Closing Date”), by and between                                          (“Assignor”), and                                                           (“Assignee”).

RECITALS

WHEREAS, Assignor is a party to each of those agreements, documents or contracts described on Exhibit “A” attached hereto (collectively, the “Contracts”) which relate to that certain improved real property located at St. Louis, Missouri and commonly known as                                  (the “Property”); and

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of             , 20    , as such may have been amended (the “Purchase Agreement”), Assignor has agreed to convey all of its interest in the Property to Assignee, and in connection therewith, Assignor has agreed to assign and Assignee has agreed to assume, the Contracts.

NOW THEREFORE, for valuable consideration, the receipt of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.         This Assignment shall be effective for all purposes as of the Closing Date.

2.         Assignor does hereby sell, assign, transfer, convey, set over and deliver to Assignee all of Assignor’s right, title and interest in and to the Contracts.

3.        Assignor agrees to indemnify and hold Assignee harmless from and against any and all losses, costs, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees, accruing prior to the Closing Date and arising out of Assignor’s obligations, covenants and duties under the Contracts.

4.        Assignee hereby assumes all of Assignor’s obligations, covenants and duties under the Contracts accruing and applicable to the period from and after the Closing Date and agrees to fully perform, observe, satisfy and discharge all of the assumed terms, conditions, obligations and restrictions thereunder accruing and applicable to the period after the Closing Date.

5.        Assignee agrees to indemnify and hold Assignor harmless from and against any and all losses, costs, liabilities, damages and expenses including, without limitation, reasonable attorney’s fees, accruing and applicable to the period from and after the Closing Date and arising out of Assignee’s default under the Contracts.

6.        Any payments under the Contracts shall be prorated between the parties as provided in the Purchase and Sale Agreement between Assignor, as Seller, and Assignee, as Purchaser, dated as of             , 20     (the “Purchase Agreement”).

Exhibit 9.2.4 - Page 1

7.        If either party hereto fails to perform any of its obligations under this Assignment or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements, including such incurred in connection with any appeal.

8.         This Assignment may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart.

9.        This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

10.       This Assignment shall be governed by and construed in accordance with the laws of the State of Missouri.

11.      Assignor agrees that Assignor will, at the written request of Assignee and at no cost, expense or liability to Assignor, execute and deliver to Assignee all other and further instruments necessary to vest in Assignee any of Assignor’s right, title and interest in or to any of the Contracts.

12.      Assignee shall have no personal recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Assignor or of any of the assets or property of any of the foregoing other than their interest in insurance proceeds related to a casualty at the Property between the Effective Date and Closing which is payable to Assignee per the Purchase Agreement and/or proceeds resulting from the sale of the Property for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Assignment and requiring the payment of money by Assignor.

13.      Assignor shall have no personal recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Assignee or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Assignment and requiring the payment of money by Assignee.

REMAINDER OF PAGE IS INTENTIONALLY BLANK

Exhibit 9.2.4 - Page 2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the              day of         , 20    .

ASSIGNOR:
, a

By:
Name:

Title:

ASSIGNEE:

By:
Name:
Title:

Exhibit 9.2.4 - Page 3

EXHIBIT 9.2.6

AFFIDAVIT PURSUANT TO FOREIGN INVESTMENT

AND REAL PROPERTY TAX ACT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that the withholding of tax is not required upon the disposition of a U.S. real property interest, the undersigned,                                                   (“Transferor”), hereby certifies to                                               (“Transferee”), the following:

1.         Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2.         Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3.         Transferor’s U.S. tax identification number is                                         ; and

4.         Transferor’s address is:                                 .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statements contained herein could be punished by fine, imprisonment or both.

Under penalty of perjury, the undersigned declares that it has examined this affidavit and, to the best of its knowledge and belief, it is true, correct and complete, and the undersigned further declares that the person signing below has the authority to sign this document on behalf of Transferor.

,
a

By:
Name:
Title:

Exhibit 9.2.6 - Page 1

EXHIBIT 9.2.7

TENANT NOTICE LETTER

NOTICE TO TENANTS

            , 2012

To:

Re:	Notice of Lease Assignment
(the “Property”)

Ladies and Gentlemen:

Please be advised that effective today, the Property has been acquired by, and the Lessor’s interest in your lease and your security deposit (if any) have been assigned to,                              (“New Owner”). Attached is a copy of the deed evidencing this transfer.

All future notices, rental and other payments under your lease shall be paid to New Owner, in accordance with the terms of your lease, to the following address:

                     with                              is the new manager for the Property.                      may be reached at:

Phone:
Facsimile:
Email:

You will be receiving additional correspondence and information from                      to ensure a smooth transfer of ownership and management.

Exhibit 9.2.7 - Page 1

Very truly yours,

Prior Owner:	New Owner:

By:	By:
Name:	Name:
Title:	Title:

Exhibit 9.2.7 - Page 1